EXHIBIT 4.8

iDEFENSE, Inc.

a Delaware corporation

2001 STOCK INCENTIVE PLAN

November 1, 2001

1. Purpose. The purpose of the iDEFENSE, Inc. 2001 Stock Incentive Plan (the “Plan”) is to further the long term stability and financial success of iDEFENSE, Inc. (the “Company”) by retaining and attracting key employees and non-employee directors of the Company and its affiliates, through the use of stock incentives. It is believed that ownership of Company Stock will stimulate the efforts of those employees and directors of the Company upon whose efforts, interest and judgment the Company is and will be largely dependent for success. It is also believed that Incentive Awards granted to employees and directors under this Plan will strengthen their desire to remain with the Company and will further identify their interests with the interests of the Company’s shareholders. The Plan is intended to conform to the; provisions of Securities and Exchange Commission Rule 16b-3, if Company Stock becomes Publicly Traded in the future.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that the Company is required by applicable law to withhold in connection with any Incentive Award.

(c) “Board” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor or replacement provision of the Code.

(e) “Company” means iDEFENSE, Inc., a Delaware corporation.

(f) “Company Stock” means common stock of the Company. In the event of a change in the capital structure of the Company (including any change in connection with Company Stock becoming Publicly Traded) the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(g) “Date of Grant” means the date on which an Incentive Award is granted by the Board or such later date specified by the Board as the date as of which the grant of the Incentive Award is to be effective.

(h) “Disability” or “Disabled” means, as to an Incentive Stock Option, a disability within the meaning of Code Section 22(e)(3). As to all other Incentive Awards, the Board shall determine whether a Disability exists and such determination shall be conclusive.

(i) “Employee” means an individual employed by the Company or the Parent or a Subsidiary of the Company:

(j) “Fair Market Value” means, if the Company Stock is not Publicly Traded, the value of a share of Company Stock determined by the Board in good faith. If the Company Stock is Publicly Traded, the value of a share of Company Stock, determined as follows:

(i) If such Company Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination, as reported in The Wall Street Journal;

(ii) If such Company Stock is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Company Stock is listed or admitted to trading, as reported in The Wall Street Journal;

(iii) If such Company Stock is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination, as reported in The Wall Street Journal;

(iv) If none of the foregoing is applicable, by the Board in good faith.

(k) “Incentive Award” means, collectively, an award of Restricted Stock or an Option granted under the Plan.

(l) “Incentive Stock Option” means an Option intended to meet the requirements of, and to qualify for favorable federal income tax treatment under, Code Section 422. Incentive Stock Options may be granted only to Employees.

(m) “Non-Employee Director” means a member of the Board who is not an Employee of the Company or the Parent or a Subsidiary of the Company.

(n) “Nonstatutory Stock Option” means an Option which does not meet the requirements of Code Section 422, or even if meeting the requirements of Code Section 422, is not intended to be an Incentive Stock Option and is so designated.

(o) “Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(p) “Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).

(q) “Participant” means an Employee or Non-Employee Director who receives an Incentive Award under the Plan.

(r) “Publicly Traded” means a registration statement for Company Stock filed by the Company with the Securities and Exchange Commission has become effective.

(s) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

(t) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendment to Rule 16b-3 enacted after the effective date of the Plan’s adoption. The provisions of the Plan relating to Rule 16b-3 shall be applicable only if the Company Stock becomes Publicly Traded.

(u) “Subsidiary” means, with respect to any corporation, a subsidiary of that corporation within the meaning of Code Section 424(f).

(v) “10% Shareholder” means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

(w) “Taxable Year” means the fiscal period used by the Company for reporting taxes on income under the Code.

3. General. The following types of Incentive Awards may be granted under the Plan: Restricted Stock, Incentive Stock Options or Nonstatutory Stock Options.

4. Stock. Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 1,135,000 shares of Company Stock, which shall be authorized but unissued shares. Shares allocable to Incentive Awards or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an existing Incentive Award. If the Company becomes subject to Code Section 162(m), no more than                      shares may be allocated to Incentive Awards that are granted to any Employee during any single Taxable Year. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, such number shall, to the extent permissible under Rule 16b-3 if the Company Stock is Publicly Traded, include the number of shares under an Incentive Award surrendered by a Participant or retained by the Company in payment of Applicable Withholding Taxes.

5. Eligibility

(a) Any Employee or Non-Employee Director of the Company (or Parent or Subsidiary of the Company) who, in the judgment of the Board has contributed or can be expected to contribute to the profits or growth of the Company (or Parent or Subsidiary) shall be eligible to receive Incentive Awards under the Plan. The Board shall have the power and complete discretion, as provided in Section 13, to select eligible Employees to receive Incentive Awards and to determine for each Employee the terms and conditions, the nature of the award and the number of shares to be allocated to each Employee as part of each Incentive Award. The Board shall have the power and complete discretion, as provided in Section 13, to select eligible Non-Employee Directors to receive Incentive Awards and to determine for each Non-Employee Director the nature of the award and the terms and conditions of each Incentive Award.

(b) The grant of an Incentive Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay an Employee or Non-Employee Director any particular amount of remuneration, to continue the employment of the Employee after the grant or to make further grants to the Employee or Non-Employee Director at any time thereafter.

6. Restricted Stock Awards

(a) The Board may make grants of Restricted Stock to Participants. Whenever the Board deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject, informing him or her that one condition of the grant of restricted stock is the execution of a restricted stock purchase agreement materially in the form of the stock purchase agreement exhibited to this Plan (the “Restricted Stock Purchase Agreement”). This notice, when accepted in writing by the Participant shall, subject to the satisfaction of any conditions (including, without limitation the due execution by the Participant of a Restricted Stock Purchase Agreement), become an award agreement between the Company and the Participant and certificates representing the shares shall be issued and delivered to the Participant.

(b) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant’s award agreement and Restricted Stock Purchase Agreement have lapsed or been removed pursuant to paragraph (d) or (e) below.

(c) Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan, the Participant’s award agreement and the Restricted Stock Purchase Agreement.

(d) The Board shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (b) above, other than those contained in the Restricted Stock Purchase Agreement, shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions, other than those set forth in the Restricted Stock Purchase Agreement (which shall only lapse in accordance with the terms thereof), as a result of the Disability, death or retirement of the Participant.

(e) Notwithstanding the provisions of paragraph (b) above, the Board may at any time, in its sole discretion, accelerate the time at which the restrictions, other than those set out in the Restricted Stock Purchase Agreement, will lapse.

(f) Each Employee shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. The Company may require the Participant to execute a shareholder agreement or such other form of agreement as it may deem appropriate as a condition to permitting restrictions on Restricted Stock to lapse.

7. Stock Options

(a) Whenever the Committee deems it appropriate to grant Options, written or electronic notice shall be given to the eligible person stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement between the Company and the Participant.

(b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant. If the Employee is a 10% Shareholder and the Option is an Incentive Stock Option, the exercise price shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant.

(c) Options may be exercised in whole or in part at such times as may be specified by the Board in the Participant’s stock option agreement; provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

(i) No Incentive Stock Option may be exercised after ten years (or, in the case of an Incentive Stock Option granted to a 10% Shareholder, five years) from the Date of Grant.

(ii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and similar incentive options granted under all other plans of the Company and any Parent or Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(iii) An Incentive Stock Option shall be subject to such other conditions on exercise as may be imposed under the Code.

8. Method of Exercise of Options

(a) Options may be exercised by the Participant by giving written or electronic notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash.

(b) The Participant shall execute an agreement in materially the same form as the Restricted Stock Purchase Agreement and the Company may require the Participant to execute any additional shareholder agreement or such other form of agreement as it may deem appropriate as a condition to the transfer or issue of Company Stock to the Participant upon exercise of an Option. The Company shall place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws and the terms of the Restricted Stock Purchase Agreement, and the Company may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

(c) Each Employee shall agree as a condition of the exercise of an Option to pay to the Company Applicable Withholding Taxes, or make arrangements satisfactory to the Company regarding the payment to the Company of such amounts. Until Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option.

(d) If the Company Stock is Publicly Traded, as an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the Option so provides, or the Board by separate action so provides, an Employee may, subject to the provisions set forth below, elect to have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. The Board shall have sole discretion to approve or disapprove any such election.

(e) Notwithstanding anything herein to the contrary, if the Company Stock is Publicly Traded, Options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

9. Nontransferability of Options. Options shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

10. Effective Date of the Plan. This Plan shall be effective on November     , 2001 and shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company’s shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Option shall be exercisable, and no Restricted Stock shall be granted.

11. Termination, Modification, Change.

(a) If not sooner terminated by the Board, this Plan shall terminate at the close of the business day that is the day immediately preceding the ten year anniversary of the effective date (as provided in Section 10). No Incentive Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend ‘the Plan in such respects as it shall deem advisable; provided, that, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 13), expands the class of persons eligible to receive Incentive Awards, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may amend the Plan and unilaterally amend Incentive Awards as it deems appropriate to ensure compliance with applicable federal or state securities laws or regulations thereunder, or any applicable Nasdaq or securities exchange listing requirement, and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder, or to cause Incentive Awards to meet conditions imposed under Section 17 of the Plan. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, detrimentally affect a Participant’s rights under an Incentive Award previously granted to the Participant.

(b) Notwithstanding the provisions of subsection (a) above, this subsection (b) will apply if the Company is involved in any merger or similar transaction that the Company intends to treat as a “pooling of interest” for financial reporting purposes. In such a case, the Board may amend the terms of any Incentive Award or of the Plan to the extent that the Company’s independent accountants determine that such terms would preclude the use of “pooling of interest” accounting. The authority of the Board to amend the terms of any Incentive Award or of the Plan includes, without limitation, the right (i) to modify Incentive Awards to comply with prior practices of the Company as to the terms of Incentive Awards; (ii) to provide for payment to the Participant of Company Stock or stock of the other party to the transaction equal to the fair value of the Incentive Award; and (iii) to suspend any provisions for payment of an Incentive Award in cash. The authority of the Board under this section may be exercised in the Board’s sole and complete discretion.

12. Change in Capital Structure

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price, the terms of

Incentive Awards and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Board may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

(b) Upon a Deemed Liquidation (as defined in the Company’s restated certificate of incorporation) the Board may take such actions with respect to outstanding Incentive Awards as the Board deems appropriate, including, without limitation, canceling the outstanding portion of any Option and paying or delivering, or causing to be paid or delivered, to the Participant an amount in cash or securities having a value (as determined by the Board acting in good faith) equal to the product of (A) the number of shares of Company Stock that, as of the date of the consummation of such Liquidation Event, the Participant had become entitled to purchase pursuant to the Option (and had not purchased) multiplied by (B) the amount, if any, by which (1) the formula or fixed price per share paid to holders of shares of Company Stock pursuant to such Liquidation Event exceeds (2) the exercise price applicable to such Option.

(c) Notwithstanding anything in the Plan to the contrary, the Board may take the foregoing actions without the consent of any Participant, and the Board’s determination shall be conclusive and binding on all persons for all purposes.

13. Administration of the Plan. The Plan shall be administered by the Board. The Board shall have general authority to impose any limitation or condition upon an Incentive Award the Board deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a) The Board shall have the power and complete discretion to determine (i) which eligible persons shall receive Incentive Awards and the nature of each Incentive Award, (ii) subject to the aggregate number of shares of Company Stock reserved for issuance pursuant to the Plan, the number of shares of Company Stock to be covered by each Incentive Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) the Fair Market Value of Company Stock, (v) the time or times when an Incentive Award shall be granted, (vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options may be exercised, (viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options, (x) conditions, in addition to those contained in the Restricted Stock Purchase Agreement, relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (xi) whether to approve a Participant’s election to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option the number of shares necessary to satisfy Applicable Withholding Taxes, (xii) notice provisions relating to the sale of Company Stock acquired under the Plan, (xiii) when Incentive Awards may be forfeited or expire, and (xiv) any additional requirements relating to Incentive Awards that the Board deems appropriate. The Board shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

(b) The Board may adopt rules and regulations for carrying out the, Plan. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) With respect to Non-Employee Directors, the Board shall be authorized to make grants of Restricted Stock and Nonstatutory Stock Options in its discretion, provided such grants are made in compliance with other provisions of the Plan.

14. Notice. All notices and other communications required or permitted to be given in writing under this Plan shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company – at its principal business address to the attention of the Chief Financial Officer; (b) if to any Participant – at the last address of the Participant known to the sender at the time the notice or other communication is sent.

15. Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Company Stock subject to an Incentive Award unless and until such Participation has satisfied all requirements under the terms of the Incentive Award.

16. No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Incentive Award granted under the Plan shall confer upon any Participant any right to continue to serve the Company (or a Parent or Subsidiary of the Company) in the capacity in effect at the time the Incentive Award was granted or shall affect the right of the Company (or a Parent or Subsidiary of the Company) to terminate (i) the employment of an Employee with or without notice and with or without cause, or (ii) the service of a Non-Employee Director pursuant to the bylaws of the Company (or a Parent or Subsidiary of the Company), and any applicable provisions of the corporate law of the state in which the Company (or a Parent or Subsidiary of the Company) is incorporated, as the case may be.

17. Options Granted to Non-Exempt Employees. Any Option granted to an Employee who is a nonexempt Employee for purposes of the Fair Labor Standards Act of 1938 (the “FLSA”) shall not be exercisable by the Employee for a period of at least six months after the Date of Grant, to the extent required under the FLSA in order for such Option to be excluded from the Employee’s “regular rate” (as defined under the FLSA). The Board may impose such other conditions or limitations on Options or Stock Appreciation Rights granted to nonexempt Employees as it may deem appropriate to qualify such Options for exemption from such Employees’ regular rate under the FLSA.

18. Interpretation. The terms of the Plan shall be governed by the laws of the Commonwealth of Delaware, without regard to the conflict of law provisions of any jurisdiction. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect.

IN WITNESS WHEREOF, this instrument has been executed this 12th day of November, 2001.

iDEFENSE, Inc.

By:	/s/ Brian Kelly

Amendment to

iDefense, Inc.

2001 Stock Incentive Plan

This amendment to the iDefense, Inc., a Delaware corporation (the “Company”) 2001 Stock Incentive Plan, dated November 1, 2001 (the “Plan”) is entered into this 31st day of May 2002 (the “Amendment”). All capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Plan.

WHEREAS, on May 30, 2002, by written consent, the Shareholders and the Board authorized and approved a reverse ten-to-one stock split pursuant to which every ten shares of issued and outstanding stock of the Company would be converted to one share of issued and outstanding stock of the Company, as a result of which the number of shares that were reserved for issuance under the Plan deceased from 1,135,000 to 113,500;

WHEREAS, on May 30, 2002, by written consent the Shareholders and the Board authorized and approved an amendment to the Plan to increase the number of shares that would be reserved for issuance under the Plan on a post split basis by 4,115,500;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

1. The text of paragraph 4 shall be deleted in its entirety and replaced with the following language:

“Stock. Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 4,229,000 shares of Company Stock, which shall be authorized but unissued shares. Shares allocable to Incentive Awards or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an existing Incentive Award. If the Company becomes subject to Code Section 162(m), no more than 2,114,500 shares may be allocated to Incentive Awards that are granted to any Employee during any single Taxable Year. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, such number shall, to the extent permissible under Rule 16b-3 if the Company Stock is Publicly Traded, include the number of shares under an Incentive Award surrendered by a Participant or retained by the Company in payment of Applicable Withholding Taxes.”

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IN WITNESS WHEREOF, this amendment is executed as of the 31st day of May, 2002.

iDEFENSE, Inc.

By:	/s/ Richard R. Wadsworth
Name:	Richard R. Wadsworth
Title:	Chief Financial Officer

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Amendment to

iDefense, Inc.

2001 Stock Incentive Plan

This amendment to the iDefense, Inc., a Delaware corporation (the “Company”) 2001 Stock Incentive Plan, dated November 1, 2001 (the “Plan”) is entered into as of the 30th day of April, 2003 (the “Amendment”). All capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Plan.

WHEREAS, as of April 30, 2003, by written consent, the Stockholders and the Board authorized and approved an amendment to the Plan to increase the number of shares that would be reserved for issuance under the Plan by an additional 502,100 shares, so that an aggregate of 925,000 shares (on a post-split basis), are set aside for the Plan; and

WHEREAS, pursuant to the written consent dated as of April 30, 2003, the Stockholders and the Board authorized and approved an amendment to the Plan to provide that awards under the Plan may be granted to consultants and advisors of the Company.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

1. A new definition is added to paragraph 2 of the Plan, as follows:

“(x) “Consultant” means any consultant of, or advisor to, the Company.”

2. The definition of “Participant” in paragraph 2(q) of the Plans shall be deleted in its entirety and replaced with the following language:

“(q) “Participant” means an Employee, Consultant or Non-Employee Director who receives an Incentive Award under the Plan.”

3. The text of paragraph 5(a) shall be deleted in its entirety and replaced with the following language:

“(a) Any Employee, Consultant or Non-Employee Director of the Company (or Parent or Subsidiary of the Company) who, in the judgment of the Board has contributed or can be expected to contribute to the profits or growth of the Company (or Parent or Subsidiary) shall be eligible to receive Incentive Awards under the Plan. The Board shall have the power and complete discretion, as provided in Section 13, to select eligible Employees to receive Incentive Awards and to determine for each Employee the terms and conditions, the nature of the award and the number of shares to be allocated to each Employee as part of each Incentive Award. The Board shall have the power and complete discretion, as provided in Section 13, to select eligible Non-Employee

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Directors and Consultants to receive Incentive Awards and to determine for each Non-Employee Director and Consultant, the nature of the award and the terms and conditions of each Incentive Award.”

4. The text of paragraph 4 shall be deleted in its entirety and replaced with the following language:

“Stock. Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 925,000 shares of Company Stock (on a post-split basis), which shall be authorized but unissued shares. Shares allocable to Incentive Awards or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an existing Incentive Award. If the Company is or becomes subject to Code Section 162(m), no more shares may be allocated to Incentive Awards during any single Taxable Year than are permitted under Code Section 162(m). For purposes of determining the number of shares that are available for Incentive Awards under the Plan, such number shall, to the extent permissible under Rule 16b-3 if the Company Stock is Publicly Traded, include the number of shares under an Incentive Award surrendered by a Participant or retained by the Company in payment of Applicable Withholding Taxes.”

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IN WITNESS WHEREOF, this amendment is executed as of the 30th day of April 2003.

iDefense, Inc.

By:	/s/ John P. Watters
Name:	John P. Watters
Title:	Chairman and Chief Executive Officer

By:	/s/ Richard R. Wadsworth
Name:	Richard R. Wadsworth
Title:	Chief Financial Officer

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THIRD AMENDMENT

TO THE

IDEFENSE, INC. 2001 STOCK INCENTIVE PLAN

THIRD AMENDMENT, to the iDEFENSE, Inc. 2001 Stock Incentive Plan by iDEFENSE, Inc. (the “Company”). The Company maintains the iDEFENSE, Inc. 2001 Stock Incentive Plan, effective as of November 1, 2001 (the “Plan”).

WHEREAS, the Company, pursuant to the authority granted under Section 11 of the Plan, now wishes to amend the Plan;

NOW, THEREFORE, the Plan is amended as follows:

1.	A new subsection (d) is hereby added to Section 2 of the Plan, and the remaining subsections shall be renumbered accordingly. The text of the new subsection (d) is as follows:

“(d) “Change of Control” means, before the Company Stock is Publicly Traded, an event described in (i), or (ii):

(i) The closing date of any sale or other disposition of substantially all the assets of the Company, other than in the ordinary course of business.

(ii) Any person or persons attaining ownership of more than 50% of the Company Stock, other than (A) any person or persons who own Company Stock as of the effective date specified in Section 11 (the “Existing Shareholders”); (B) any trusts, partnerships or corporations controlled by the Existing Shareholders; (C) the Company (or any subsidiary of the Company); (D) any employee benefit plan of the Company (or any subsidiary of the Company); or (E) any entity holding Company Stock for or pursuant to the terms of any such employee benefit plan.”

After the Company Stock is Publicly Traded, “Change of Control” means an event described in (iii), (iv), (v), or (vi):

(iii) The acquisition by a Group of Beneficial Ownership of 50% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition by the Company, a subsidiary of the Company, or an employee benefit plan of the Company or a subsidiary of the Company; or (B) any acquisition of Common Stock of the Company by management employees of the Company. For purposes of this Section, “Group” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Act, “Beneficial Ownership” has the meaning in Rule 13d-3 promulgated under the Act, “Stock” means the then outstanding shares of common stock, and “Voting Power” means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

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(iv) Individuals who constitute the Board on the date immediately after the Company Stock becomes Publicly Traded (the “Incumbent Board”) cease to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual’s initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a—11 of Regulation 14A promulgated under the Act).

(v) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, in which the owners of more than 50% of the Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Stock or Voting Power of the corporation resulting from such reorganization, merger or consolidation.

(vi) A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.”

2. A new subsection (y) is hereby added to Section 2 of the Plan as follows:

“(y) “Total Options” means the aggregate number of Options granted to you under the Plan and the iDefense 2003 Stock Incentive Plan.

3. The following clause is hereby added to the last sentence of Section 6(d):

“or the occurrence of a Change of Control.”

4. A new subsection (d) is hereby added to Section 7 of the Plan as follows:

“(d) To the extent that fewer than two thirds of a Participant’s Total Options have become exercisable pursuant to a Participant’s stock option agreement on the effective date of a Change of Control, such Participant shall on the effective date of a Change of Control be entitled to exercise such number of unexercisable Options as will result in two thirds of such Participant’s Total Options being exercised upon the Change of Control, and the remaining unexercisable Options shall become exercisable upon the sooner of: (i) the time such Options would have been exercisable under their original grant (as amended), or (ii) on the first anniversary of the effective date of the Change of Control; provided, however, that if the Participant is an Employee and such Employee’s employment is actually or constructively terminated by the Company or its successor in a Change of Control (A) in connection with the Change of Control, or (B) at any time after the Change of Control and such termination is for a reason other than for Cause (as such term is defined in the Employee’s employment agreement), the remaining unexercisable Options held by the Employee shall be exercisable immediately upon the effective date of such termination. Notwithstanding the foregoing, if a Participant’s stock option agreement provides that an Option shall become exercisable prior to the dates set forth in this Section 7(d), such Option shall become exercisable in accordance with the Participant’s stock option agreement.”

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5. In all respects not amended, the Plan is hereby ratified and confirmed.

*         *         *         *         *

To record the adoption of the Third Amendment as set forth above, the Company has caused this document to be signed on December, 2003.

iDEFENSE, Inc.

By:	/s/ Philip Parsons
Philip Parsons
Chief Financial Officer

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